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                                                                   EXHIBIT 10.12

                          WESTERN SIERRA NATIONAL BANK

                          INCENTIVE COMPENSATION PLAN
                               SENIOR MANAGEMENT

I    Purpose

     Western Sierra National Bank ("Bank") is desirous of establishing an incentive compensation program to reward senior management for productivity and high performance. The program is also a tool to assure that Bank meet ROE and ROA goals for the subject year and for future years.

II   Who is Eligible?

     The program is available to no more than five members of Senior Management. The composition of the Senior Management grouping shall be determined by the President, subject to ratification by the Board of Directors.

III  How Does the Plan Work?

     The program is an incentive compensation program that shares rewards between the shareholders and plan participants. Plan participants would not be rewarded with additional compensation unless Bank achieves a minimum level of performance. Under the program, no incentive compensation would be provided until Bank achieved eight percent (8%) net shareholder return on beginning equity for each year the program is in effect. The amounts shall be adjusted as net shareholder's return increases. For net shareholder return in excess of eight percent (8%) of beginning equity, such excess amount would be divided as follows

               Net Shareholder Return             8% to 10%
               Shareholders                           72.5%
               Senior Management                      20.0%
               Directors                               7.5%

               Net Shareholder Return            10% to 12%
               Shareholder                            60.0%
               Senior Management                      30.0%
               Directors                              10.0%

               Net Shareholders Return           12% to 15%
               Shareholders                           52.5%
               Senior Management                      35.0%
               Directors                              12.5%

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
               Net Shareholder Return             15%+
                 Shareholders                     45.0%
                 Senior Management                40.0%
                 Directors                        15.0%

For purposes of calculating additional compensation, the following definitions apply:

     Beginning equity: Shareholders equity, contingency and capital reserves, and loan loss reserves as December 31 of the year prior to the performance year in question.

     Equity return: Determined by adding net addition to beginning equity, plus cash dividends, minus additional capital stock sold or converted. In calculating the incentives for the above mentioned plan, when determining the return on equity ratio, any unrealized gains or losses on the Bank's available for sale investment portfolio will be excluded. Likewise, so will any other adjustments to capital which are not directly related to the Bank's profitability for that year. Examples would be new shares issued, ESOP loan adjustments, and premiums paid for the acquisition of branches.

The calculation of additional compensation will be based upon audited financial statements and shall be performed by the certified public accountants for Bank.

Additional Criteria

In addition to Bank, achieving net shareholder return of eight percent (8%) on beginning equity for the incentive compensation program to become effective, the following additional criteria must be met for any additional compensation to be paid to plan participants:

     Loan Quality: Loan quality for Bank must remain satisfactory with loan delinquency on an average basis for the entire year to be less than 2.5 percent of average gross loans.

     Loan Losses: Loan Losses for Bank for the subject year shall not exceed .80 percent of beginning gross loans for that year.

     Net Income: Net income before loan loss reserves and taxes as a percentage of average assets shall be in excess of 1.25 percent.

     Regulatory Examination: Bank shall receive a CAMEL rating from the Office of the Comptroller of the Currency ("OCC") of a "1" or "2" for the condition of the entire Bank.



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Payout

To assure the continued performance of Bank, a portion of the payout shall be deferred. The payment of the additional compensation to plan participants is as follows:

     Senior Management

     * 66 percent payment within five days of receipt of audited financial statements.

     * 34 percent payment within five days of receipt of audited financial statements for following year.

Payout Conditions

The payout for the deferred portions in the second year is subject to the following conditions:

     * Criteria to receive final 34 percent is:

          Net Income - Net income before loan loss reserves and taxes as a percentage of average assets shall be in excess of 1.25 percent.

          Regulatory Examination - Bank shall receive a CAMEL rating from the OCC of a "1" or "2" for the condition of the entire Bank.

Bank shall accrue for the additional compensation on a monthly basis.

Failure to achieve these criteria will return the deferred portions of the additional compensation to Bank.

The payout of the deferred portion to individual plan participants in the Senior Management grouping is conditioned upon the continued employment with Bank. If an individual plan participant in the Senior Management grouping is terminated for cause or resigns voluntarily from Bank, such individual plan participant shall lose all interest in the deferred portion of the additional compensation. If such individual plan participant in the Senior Management grouping is terminated without cause, such individual plan participant shall be entitled to the deferred portion of the additional compensation subject to the attainment of the additional criteria and payout conditions previously described. However, in the event of the sale, merger or conversion of Bank (defined in Severance Agreement dated December 4, 1997, Article 1, Paragraph 2, A & B) where Bank is not the surviving entity, the deferred portions as well as the YTD accrued balance shall be paid immediately upon the occurrence of such event.

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Participant's Distribution

The distribution of the additional compensation within Senior Management grouping is subject to review by the Board of Directors of Bank.

It is recommended that the distribution to the Senior Management grouping be broken down as follows:


                                             Percentage
                                             ----------
               President                          38%
               Senior Vice President              19%
               Senior Vice President              19%
               Senior Vice President              19%
               Vice President/Controller           5%

                                        Total    100%


Illustrations

Utilizing December 31, 1993 Equity Capital (with Loan Loss Reserves) for Bank of $5,000,000, an illustration of the program is as follows:

               Beginning equity              $5,000,000
               Base shareholder return


               (8% of Beginning Equity)      $  400,000

               Net Shareholder Return        $  600,000
               for 1994 (estate)


If Bank achieved a net shareholder return for 1994 of $600,000, the Senior Management and Board of Directors groupings would be entitled to the following amounts:

               Shareholders                  $  532,500
               Senior Management             $   50,000
               Directors                     $   17,500


Under the deferred payout the Senior Management grouping would be entitled to $33,000 and the outside Directors would equally share $11,550 within five days of receipt of the 1994 audited financial statements.




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